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Exhibit 3.32

1621578 FILED In the office of the Secretary of State of the State of California AUG 26 1988 /s/ March Fong Eu March Fong Eu, Secretary of State

ARTICLES OF INCORPORATION

OF

PROCOM SERVICES, INC.

* * * *

        FIRST:    That the name of the corporation is PROCOM SERVICES, INC.

        SECOND:    This corporation is a close corporation. All of the corporation's issued shares of all classes shall be held of record by not more than one (1) person.

        THIRD:    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

        FOURTH:    The name of this corporation's initial agent for service of process in the State of California is:
C T CORPORATION SYSTEM

        FIFTH:    The total number of shares which the corporation is authorized to issue is five thousand (5,000) of the par value Ten Cents ($0.10) each.

        IN WITNESS WHEREOF, the undersigned have executed these Articles this 22nd day of August 1988.

/s/ K. GATELL K. Gatell

/s/ C. TRENT C. Trent

/s/ D. TIU D. Tiu

[SEAL]

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  Exhibit 3.32
ARTICLES OF INCORPORATION OF PROCOM SERVICES, INC.